SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2011

Commission File Number: 000-53750

PROTEONOMIX, INC.

(Name of Registrant in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3842844 (I.R.S. Employer Identification No.)
187 Mill Lane Mountainside, New Jersey (Address of Principal Executive Offices)	07052 (Zip Code)
973-544-6116 (Issuer’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 - Other Events

Proteonomix, Inc. (the "Company") issued a press release, dated December 7, 2011, entitled- "Proteonomix, Inc. (PROT) Letter to Shareholders." The press release is in its entirety below:

Proteonomix, Inc. (PROT) Letter to Shareholders

MOUNTAINSIDE, NJ--(Dec 7, 2011) - Proteonomix, Inc. (OTCBB: PROT) sends letter to its shareholders.

Dear Shareholders:

This has been a momentous year for your Company. During the past several years we have asserted that our business lines would move forward in both the cosmetic area via our Proteoderm subsidiary and in the biopharmaceutical lines, most recently our UMK-121 technology.

Earlier this month the Company announced that it had entered into an agreement with a leading University ("The University") to conduct a Clinical Study entitled "UMK-121 in Patients with Liver Disease." Under the agreement The Company and The University agreed to conduct a clinical study entitled UMK-121 in Patients with Liver Disease. The University will pay expenses associated with this clinical study and the Company shall contribute $105,000 to assist with the clinical study. The University was most generous in assuming the vast majority of the costs associated with the clinical study. The Company believes that the University's action demonstrates that the University has a high degree of confidence in the potential of UMK-121.

The Company has previously described the terms of the agreement to license and develop and the patent application of the UMK 121 technology. This first clinical trial will be in ESLD ("End Stage Liver Disease") patients. The Company hopes to provide information about the clinical study in the upcoming weeks and months. In addition to ESLD we also believe that UMK-121 may have applications to the amelioration of disease processes in other organs, such as the kidneys and the heart. Further clinical studies will be required before moving UMK-121 to commercialization.

Yet another major achievement was made by the Company in early November when the Cosmetic Ingredients Review Board ("CIR") approved and assigned an INCI nomenclature to its innovative Matrix NC-138 Cosmeceutical product, a necessary final step prior to manufacturing and commercialization of cosmetic products in the United States. The approval of the CIR and its issuance of an INCI name to our Matrix NC-138 is a significant and momentous occasion. We have now demonstrated that we are committed to develop and deliver to the market safe and innovative products. The issuance of the INCI name will allow the company to move forward with commercialization of our cosmeceutical product, Proteoderm NC-138 in the USA.

Proteoderm, Inc. has already developed a line of anti-aging skin care cosmetics based on its research with stem cell derivatives. We are the first company to use a matrix of proteins ("Matrix NC-138") originally discovered in non-embryonic stem cells, to harness the anti-aging potential in Cosmeceutical products.

Our plan to market the Proteoderm products centers on partnering with other cosmetic manufacturers. This partnering process has already been greatly enhanced by the issuance of the INCI name. Based in Washington, D.C., the Personal Care Product Council ("PCPC") has funded the Cosmetic Ingredient Review ("CIR") Expert Panel as an independent, nonprofit panel of scientists and physicians established in 1976 to assess the safety of ingredients used in cosmetics in the U.S. with the support of the U.S. Food and Drug Administration and the Consumer Federation of America in an open, unbiased, and expert manner, and to publish the results in the peer-reviewed scientific literature. The CIR mission is to review and assess the safety of ingredients used in cosmetics in an open, unbiased, and expert manner, and to publish the results in the peer-reviewed scientific literature. Upon conclusion of its review the CIR issues an International Nomenclature of Cosmetic Ingredients ("INCI") name to the ingredient. The PCPC does not regulate but provides information on national and international regulation. We presently adhere to the Personal Care Products Council Consumer Commitment Code, including filing timely reports with the FDA regarding manufacturing and ingredient usage.

The Company also engaged the services of Gilford Securities Inc. in July to act as the Company's investment banking adviser for the purposes of assisting and advising the Company on enhancing shareholder value.

In summary, we have started to deliver on the promise of our technologies and expect that in the near future we will have confirmation via the human clinical study of the safety and perhaps even the efficacy of our UMK-121. We also anticipate making substantial progress in moving our Proteoderm NC-138 into commercial use during 2012.

On behalf of the Board of Directors Of Proteonomix, Inc.

/s/ Michael Cohen

Michael Cohen
Chairman, Board of Directors

Forward-looking statements:

Certain statements contained herein are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). Proteonomix, Inc. cautions that statements made in this press release constitute forward-looking statements and makes no guarantee of future performance. Actual results or developments may differ materially from projections. Forward-looking statements are based on estimates and opinions of management at the time statements are made.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTEONOMIX, INC.

Dated: December 08, 2011

By: /s/ Michael Cohen

Name:  Michael Cohen

Chief Executive Officer